Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin Chairman, President & CEO (540) 265-0690 investorrelations@occfiber.com	Tracy Smith Senior Vice President & CFO (540) 265-0690 investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel (212) 355-4449 ext. 8627 occ-jfwbk@joelefrank.com	Aaron Palash (212) 355-4449 ext. 8603 occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

SECOND QUARTER 2021 FINANCIAL RESULTS

Net Sales Sequentially Increase 32.5%

Roanoke, Va., June 14, 2021 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its second quarter ended April 30, 2021.

Second Quarter 2021 Financial Results

Consolidated net sales for the second quarter of fiscal year 2021 increased 5.9% to $15.7 million, compared to net sales of $14.9 million for the same period last year. The Company increased net sales in both its enterprise and specialty markets, including the wireless carrier market, in the second quarter of fiscal year 2021, compared to the same period last year.

Sequentially, net sales increased 32.5% in the second quarter of fiscal year 2021, compared to net sales of $11.9 million for the first quarter of fiscal year 2021.

The Company believes net sales during the second quarter of fiscal year 2021 were positively impacted by the lifting of some restrictions and reopening of certain markets that had been negatively impacted by the COVID-19 pandemic. During the second quarter, the Company began to see positive indicators in many of its markets.

Gross profit was $4.8 million in the second quarter of fiscal year 2021, an increase of 20.6% compared to gross profit of $4.0 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 30.6% in the second quarter of fiscal year 2021 compared to 26.9% in the second quarter of fiscal year 2020.

Optical Cable Corp. – Second Quarter 2021 Earnings Release

Sequentially, gross profit increased 108.7% in the second quarter of fiscal year 2021, compared to gross profit of $2.3 million for the first quarter of fiscal year 2021.

OCC achieved increased manufacturing efficiencies during the second quarter of fiscal year 2021 due to manufacturing improvement initiatives and the Company’s operating leverage. Gross profit margins tend to be higher when the Company achieves higher net sales levels, as certain fixed manufacturing costs are spread over higher sales, and the Company benefited from this positive operating leverage during the second quarter of fiscal year 2021.

SG&A expenses decreased 17.3% to $4.6 million during the second quarter of fiscal year 2021, compared to $5.5 million for the second quarter of fiscal year 2020. The decrease in SG&A expenses was primarily the result of decreases in bad debt expense, employee-related costs and certain other costs impacted by the COVID-19 pandemic. The reduction in employee-related costs and other costs also were positively impacted by OCC’s ongoing cost control initiatives.

For the second quarter of fiscal year 2021, OCC recorded net income of $3.4 million, or $0.45 per basic and diluted share, compared to a net loss of $1.7 million, or $0.23 per basic and diluted share, for the second quarter of fiscal year 2020. In addition to the improved sales, gross profit and reduced SG&A expenses, the Company’s results benefited from the Federal employee retention tax credit, which is also included in the Company’s other receivables at the end of the second quarter of fiscal year 2021.

Fiscal Year-to-Date 2021 Financial Results

Consolidated net sales for the first half of fiscal year 2021 were $27.6 million, a decrease of less than one percent compared to net sales of $27.8 million for the first half of fiscal year 2020.

OCC reported gross profit of $7.1 million in the first half of fiscal year 2021, an increase of 11.4% compared to gross profit of $6.4 million in the first half of fiscal year 2020. Gross profit margin increased to 25.8% in the first half of fiscal year 2021 compared to 23.1% for the same period in fiscal year 2020.

SG&A expenses decreased 14.2% to $8.9 million during the first half of fiscal year 2021 from $10.4 million for the first half of fiscal year 2020. The decrease in SG&A expenses during the first half of fiscal year 2021 compared to the first half of fiscal year 2020 was primarily the result of decreases in bad debt expense, employee-related costs and certain other costs impacted by the COVID-19 pandemic. The reduction in employee-related costs and other costs also were positively impacted by OCC’s ongoing cost control initiatives.

OCC recorded net income of $1.2 million, or $0.17 per basic and diluted share, for the first half of fiscal year 2021, compared to a net loss of $4.3 million, or $0.58 per basic and diluted share, for the first half of fiscal year 2020.

Optical Cable Corp. – Second Quarter 2021 Earnings Release

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “OCC’s second quarter results reflect the hard work of our team to protect the business, build on our strong place in the market and position the Company to succeed as the effects of the pandemic subside. Our two recently announced agreements, one related to our valuable intellectual property and the other an important agreement with a major defense contractor, demonstrate our industry leadership and growth trajectory. In addition, we continue to benefit from our ongoing business development and cost control initiatives, enabling us to operate more efficiently and reduce expenses across the organization. Looking ahead, we expect to benefit from continued improvement in our markets in-line with the strengthening economic environment. We are confident that OCC is poised for a strong second half of our fiscal year, as we provide our customers with mission-critical products and solutions and execute on our strategies to deliver enhanced value for shareholders.”

Employee Retention Tax Credit

During the second quarter and first half of fiscal year 2021, OCC qualified for a refundable payroll tax credit totaling $3.4 million. The Company expects to receive additional credits for the remainder of the second calendar quarter of 2021 totaling approximately $900,000, which will be reflected in the Company’s third fiscal quarter of 2021 results. The refundable payroll tax credit is part of the Employee Retention Tax Credit (“ERTC”) created in the March 2020 CARES Act and then subsequently amended by the Consolidated Appropriation Act of 2021 and the American Rescue Plan Act of 2021 for qualified businesses that are keeping employees on their payroll during the COVID-19 pandemic. OCC is an eligible small employer under the gross receipts decline test when comparing the first calendar quarter of 2021 to the same quarter in calendar year 2019, which qualifies the Company to claim ERTC in both the first and second calendar quarters of 2021 under the amended ERTC program.

Conference Call Information

As previously announced, OCC will host a conference call today, June 14, 2021, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 in the U.S. or (973) 935-2840 internationally, passcode 1685133. For interested individuals unable to join the call, a replay will be available through June 21, 2021 by dialing (800) 585-8367 or (404) 537-3406, passcode 1685133. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

Optical Cable Corp. – Second Quarter 2021 Earnings Release

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2021 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2021	2020	2021	2020

Net sales	$15,741	$14,863	$27,618	$27,751
Cost of goods sold	10,922	10,866	20,489	21,350

Gross profit	4,819	3,997	7,129	6,401

SG&A expenses	4,589	5,550	8,898	10,374
Royalty (income) expense, net	(43)	(3)	(50)	15
Amortization of intangible assets	11	10	22	20

Income (loss) from operations	262	(1,560)	(1,741)	(4,008)

Interest expense, net	(181)	(125)	(355)	(261)
Other, net	3,311	1	3,314	(2)
Other income (expense), net	3,130	(124)	2,959	(263)

Income (loss) before income taxes	3,392	(1,684)	1,218	(4,271)

Income tax expense (benefit)	7	5	(26)	10

Net income (loss)	$3,385	$(1,689)	$1,244	$(4,281)

Net income (loss) per share:
Basic and diluted	$0.45	$(0.23)	$0.17	$(0.58)

Weighted average shares outstanding:
Basic and diluted	7,536	7,350	7,536	7,352

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Optical Cable Corp. – Second Quarter 2021 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30, 2021	October 31, 2020
Cash	$361	$141
Trade accounts receivable, net	8,637	7,561
Inventories	16,833	17,100
Other current assets	3,832	521
Total current assets	29,663	25,323
Non-current assets	10,814	11,235
Total assets	$40,477	$36,558

Current liabilities	$11,483	$6,266
Non-current liabilities	12,348	15,032
Total liabilities	23,831	21,298
Total shareholders’ equity	16,646	15,260
Total liabilities and shareholders’ equity	$40,477	$36,558

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